EXHIBIT 11

               AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE

                                            YEAR ENDED DECEMBER 31
                                            ----------------------
                                         1996         1995         1994
                                         ----         ----         ----
                                      (In thousands except per share data)
PRIMARY:

Net Earnings Available                 $27,174      $23,544      $37,941
   to Common Shareholders              =======      =======      =======

Average Common Shares Outstanding       21,133       21,050       20,645
Effect of Dilutive Stock Options           149          154          356
                                       -------      -------      -------

Total Average Shares Outstanding        21,282       21,204       21,001
                                       =======      =======      =======

Primary Earnings Per Share             $  1.28      $  1.11      $  1.81
                                       =======      =======      =======

FULLY DILUTED:

Net Earnings Available                 $27,174      $23,544      $37,941
   to Common Shareholders
Redeemable Preferred                      --           --            894
   Stock Dividends
Convertible Debentures                    --           --          4,331
                                       -------      -------      -------
Adjusted Net Earnings                  $27,174      $23,544      $43,166
                                       =======      =======      =======

Average Common Shares Outstanding       21,133       21,050       20,645
Effect of Dilutive Stock Options           149          250          356
Effect of Conversion of                   --           --          3,239
   Subordinated Debentures
Effect of Conversion of Redeemable        --           --            559
   Preferred Stock Dividends           -------      -------      -------
Total Average Shares Outstanding        21,282       21,300       24,799
                                       =======      =======      =======

Fully Diluted Earnings Per Share       $  1.28      $  1.11      $  1.74
                                       =======      =======      =======